Exhibit 99.1

395 de Maisonneuve Blvd. West Montreal, QC H3A 1L6

TICKER SYMBOL	MEDIA AND INVESTOR RELATIONS
UFS (NYSE, TSX)	Pascal Bossé Vice-President Corporate Communications and Investor Relations Tel.: 514-848-5938

DOMTAR ANNOUNCES CLOSING OF TRANSACTION WITH EACOM TIMBER CORPORATION

Montreal, July 1, 2010 – Domtar Corporation (NYSE/TSX: UFS) is pleased to announce the closing of its previously announced transaction to sell its Forest Products Business to EACOM Timber Corporation (TSX-V: ETR; “EACOM”). EACOM acquired the business for CDN$80 million plus elements of working capital of approximately CDN$46.5 million. Domtar received 19% of the proceeds in shares of EACOM resulting in an ownership interest of approximately 11.74%.

The transaction includes five operating sawmills: Timmins, Nairn Centre and Gogama in Ontario, and Val-d’Or and Matagami in Quebec; as well as two non-operating sawmills: Ear Falls in Ontario and Ste-Marie in Quebec. The sawmills have approximately 3.5 million cubic meters of annual harvesting rights and a production capacity of close to 900 million board feet. Also included in the transaction is the Sullivan remanufacturing facility in Quebec and Domtar’s interests in two investments: Anthony-Domtar Inc. and Elk Lake Planing Mill Limited.

In conjunction with the closing of the transaction, EACOM issued 48,070,712 common shares to Domtar Inc., as partial consideration for the sale by Domtar Inc. and Domtar Pulp and Paper Products Inc., both wholly-owned subsidiaries of Domtar Corporation, of their Forest Products Business pursuant to an Asset Purchase Agreement entered into as at March 26, 2010. The details of the subject transaction are fully disclosed in a Material Change Report dated April 6, 2010 filed by EACOM on SEDAR, and further information on this transaction will be the subject of an Early Warning Report to be filed by Domtar Inc. on SEDAR. Such acquisition of EACOM’s common shares represents approximately 11.74% of the 409,566,056 common shares of EACOM outstanding on June 30, 2010, based on information provided to Domtar Inc. No shares were issued to Domtar Pulp and Paper Products Inc. Prior to June 30, 2010, Domtar Inc. did not own nor control shares of EACOM.

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The transaction occurred by way of private placement of common shares from treasury of EACOM. EACOM’s common shares are listed and traded on the TSX Venture Exchange. The value was established at $0.50 per common share in the Asset Purchase Agreement.

In its financial statements for the quarter ended June 30, 2010, Domtar will record a charge of approximately CDN$37 million, related mainly to the loss on disposal of the Forest Products Business and related pension curtailments. Domtar will incur further charges of CDN$15 to CDN$20 million in future periods related to pension settlements resulting from the transaction.

Please contact Josée Mireault, Assistant Corporate Secretary, at 514-848-5151 to obtain a copy of the Early Warning Report.

About Domtar

Domtar Corporation (NYSE/TSX:UFS) is the largest integrated manufacturer and marketer of uncoated freesheet paper in North America and the second largest in the world based on production capacity, and is also a manufacturer of papergrade, fluff and specialty pulp. The Company designs, manufactures, markets and distributes a wide range of business, commercial printing and publishing as well as converting and specialty papers including recognized brands such as Cougar®, Lynx® Opaque Ultra, Husky® Opaque Offset, First Choice® and Domtar EarthChoice® Office Paper, part of a family of environmentally and socially responsible papers. Domtar owns and operates Domtar Distribution Group, an extensive network of strategically located paper distribution facilities. The Company employs over 9,000 people. To learn more, visit www.domtar.com.

Forward-Looking Statements

All statements in this press release that are not based on historical fact are “forward-looking statements.” While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under the captions “Forward-Looking Statements” and “Risk Factors” of the latest Annual Report on Form 10-K filed with the SEC as updated by the Company’s latest Quarterly Report on Form 10-Q. Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.

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